STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SELWAY CAPITAL ACQUISITION CORPORATION

SELWAY CAPITAL ACQUISITION CORPORATION, a Delaware corporation (the “Corporation”), does hereby certify that:

First: That the Board of Directors of the Corporation by unanimous written consent dated as of June 3, 2013, adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling for the submission of such amendment to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting the text of Article “FIRST” and adding the following in its place:

“The name of this corporation is Healthcare Corporation of America (the “Corporation”).”

Second: That thereafter, pursuant to §228 of the General Corporation Law of the State of Delaware, a written consent approving the amendment set forth above was signed by the holder of outstanding voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting on such date at which all shares entitled to vote thereon were present and voted.

Third: That said amendment was duly adopted in accordance with the provisions of §242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 27th day of September, 2013.

By:	/s/ Gary Sekulski
(Authorized Officer)
Title: Name:	President and Chief Executive Officer Gary Sekulski